EXHIBIT 23
                   INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Stockholders and Board of Directors of For Better Living, Inc.:

   We have audited the consolidated financial statements of For Better Living, Inc. and subsidiaries as of December 28, 1996 and December 30, 1995, and for each of the three fiscal years in the period ended December 28, 1996, and have issued our report thereon dated March 14, 1997; such financial statements and report are included in your 1996 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of For Better Living, Inc. and subsidiaries, listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


Deloitte & Touche LLP
Costa Mesa, California
March 14, 1997